Exhibit 99.1
Chord Energy Corporation
Resource Extraction Payment Report
For the Year Ended December 31, 2025
The table below sets forth payments made by Chord Energy Corporation (the “Company” or “Chord”) to the U.S. Federal Government and foreign governments during the fiscal year ended December 31, 2025 for the purpose of the commercial development of oil and natural gas. Substantially all of the Company's operations relate to projects in North Dakota and Montana, which include the commercial development of oil and natural gas using wells located in the Williston Basin of the United States.

For the year ended December 31, 2025
Payment Currency	Payment type	National and major subnational jurisdiction (ISO 3166 Code)	Government	Business segment	Project	Resource	Method of extraction	Amount (1) (2) (USD in thousands)

USD	Taxes	US	U.S. Federal Government	Crude oil, NGL and natural gas	(2)	—	—	$73,000
CAD	Taxes	CA	Federal Government of Canada	Crude oil, NGL and natural gas	(2)	—	—	2,526
	Total Taxes			Crude oil, NGL and natural gas	—	—	—	$75,526
USD	Royalties	US-ND	U.S. Federal Government	Crude oil, NGL and natural gas	North Dakota	Oil and natural gas	Wells	$267,923
USD	Royalties	US-MT	U.S. Federal Government	Crude oil, NGL and natural gas	Montana	Oil and natural gas	Wells	452
	Total Royalties			Crude oil, NGL and natural gas	—	Oil and natural gas	Wells	$268,375
USD	Fees	US-ND	U.S. Federal Government	Crude oil, NGL and natural gas	North Dakota	Oil and natural gas	Wells	$941
CAD	Fees	CA-AB	Government of Alberta, Canada	Crude oil, NGL and natural gas	Canada	Oil and natural gas	Wells	147
	Total Fees			Crude oil, NGL and natural gas	—	Oil and natural gas	Wells	$1,088
Total								$344,989
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(1)Payments made in Canadian dollars were translated into U.S. dollars based on the exchange rate as of December 31, 2025.
(2)The Company files consolidated income tax returns in both the U.S. and Canada, each of which include all entities within the respective consolidated group. The U.S. Federal Government and the Federal Government of Canada each levy corporate income taxes on a consolidated group basis rather than on a per-project basis. Accordingly, and in accordance with Instruction 4 to Item 2.01 of Form SD, the Company has disclosed these income tax payments at the consolidated group level. The payments relate to the Company’s consolidated income in each respective country and are not attributable to particular projects.

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